Exhibit 4.5

NORTH JERSEY COMMUNITY BANCORP, INC.

2009 EQUITY COMPENSATION PLAN

Section 1. Purpose

The North Jersey Community Bancorp 2009 Equity Compensation Plan (the “Plan”) is hereby established to foster and promote the long-term success of North Jersey Community Bancorp, Inc. (the “Company”) and its shareholders by providing members of management, including employees and management officials, with an equity interest in the Company. The Plan will assist the Company in attracting and retaining the highest quality of experienced persons to serve as management officials and in aligning the interests of such persons more closely with the interests of the Company’s shareholders by encouraging such parties to maintain an equity interest in the Company.

Section 2. Definitions

Capitalized terms not specifically defined elsewhere herein shall have the following meaning:

“Act” means the Securities Exchange Act of 1934, as amended from time to time, and any rules and regulations promulgated thereunder.

“Award” means the grant of Options or a Restricted Stock Award hereunder.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Common Stock” or “Stock” means the common stock, no par value, of the Company.

“Company” means North Jersey Community Bancorp, Inc. and any present or future subsidiary or parent corporations of the Company (as defined in Section 424 of the Code) or any successor to such corporations.

“Disability” shall mean the Participant’s inability for a period of three (3) consecutive months, or for six (6) months during any twelve (12) month period, to perform the requirements of the Participant’s position with the Company due to physical or mental impairment. For purposes of Restricted Stock Awards under Section 8, “Disability” shall be as defined in Section 8.3(a)(1). The determination of whether a Disability exists will be made by the Board.

“Fair Market Value” means, with respect to shares of Common Stock, the fair market value as determined by the Board in good faith and in a manner established by the Board from time to time, taking into account such factors as the Board shall deem relevant, including the book value of the Common Stock and, to the extent there is an established trading market for the Common Stock, the market value of the Common Stock.

“Management Official” means an employee of the Company, a non-employee member of the Board, a member of any advisory Board or any other service provider to the Company.

“Non-Qualified Stock Option” means an option to purchase shares of Common Stock granted to a Participant under the Plan which is not intended to satisfy the requirements of Section 422 of the Code.

“Option” means a Non-Qualified Stock Option granted hereunder.

“Participant” means a Management Official selected by the Board to receive an Option or Restricted Stock Award under the Plan.

“Plan” means the North Jersey Community Bancorp 2009 Equity Compensation Plan.

“Restricted Stock Award” means a grant of shares of Common Stock pursuant to Section 8 hereof.

“Termination for Cause” means termination because of Participant’s intentional failure to perform stated duties, personal dishonesty, willful violation of any law, rule regulation (other than traffic violations or similar offenses) or final cease and desist order issued by any regulatory agency having jurisdiction over the Participant or the Company.

Section 3. Administration

(a) The Plan shall be administered by the Board. Among other things, the Board shall have authority, subject to the terms of the Plan, to grant Awards, to determine the type of Award granted, to determine the individuals to whom and the time or times at which Awards may be granted, to determine the terms and conditions of any Award granted hereunder, including whether to impose any vesting period, and if the Award is an Option, the exercise price thereof, subject to the requirements of this Plan.

(b) Subject to the other provisions of the Plan, the Board shall have authority to adopt, amend, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan and any Award and to decide all disputes arising in connection with the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any grant agreement in the manner and to the extent it shall deem appropriate to carry the Plan into effect, in its sole and absolute discretion. The Board’s decision and interpretations shall be final and binding. Any action of the Board with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members.

(c) The Board may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent.

Section 4. Eligibility and Participation

Management Officials of the Company shall be eligible to participate in the Plan. The Participants under the Plan shall be selected from time to time by the Board, in its sole discretion, from among those eligible, and the Board shall determine in its sole discretion the numbers of shares to be covered by the Award or Awards granted to each Participant.

Section 5. Shares of Stock Available for Options

(a) The maximum number of shares of Common Stock which may be issued under the Plan is 111,133 subject to the adjustments as provided in this Section 5 and Section 10, to the extent applicable. If an Award granted under this Plan expires or terminates before exercise or is forfeited for any reason, without a payment in the form of Common Stock being granted to the Participant, the shares of Common Stock subject to such Award, to the extent of such expiration, termination or forfeiture, shall again be available for subsequent Award grant under the Plan.

(b) In the event that any stock dividend, stock split, reverse stock split or combination, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be granted or made available under the Plan to Participants, the Board shall proportionately and appropriately adjust equitably any or all of (i) the maximum number and kind of shares of Common Stock in respect of which Awards may be granted under the Plan to Participants, (ii) the number and kind of shares of Common Stock subject to outstanding Options held by Participants, and (iii) the exercise price with respect to any Options held by Participants, without changing the aggregate purchase price as to which such Options remain exercisable, and if considered appropriate, the Board may make provision for a cash payment with respect to any outstanding Options held by a Participant, provided that no adjustment shall be made pursuant to this Section if such adjustment would cause the Plan to fail to comply with Section 422 of the Code with regard to any Incentive Stock Options granted hereunder or fail to comply with the requirements of Rule 16b-3 under the Act or any successor or replacement regulation. No fractional Shares shall be issued on account of any such adjustment.

(c) Any adjustments under this Section will be made by the Board, whose determination as to what adjustments, will be made and the extent thereof will be final, binding and conclusive.

Section 6. Non-Qualified Stock Options

6.1 Grant of Non-Qualified Stock Options.

Subject to the provisions hereof, the Board may, from time to time, grant Non-Qualified Stock Options to Participants upon such terms and conditions as the Board may determine, and may grant Non-Qualified Stock Options in exchange for and upon surrender of previously granted Options under this Plan. Non-Qualified Stock Options granted under this Plan are subject to the following terms and conditions:

(a) Price. The purchase price per share of Common Stock deliverable upon the exercise of each Non-Qualified Stock Option shall be determined by the Board on the date the option is granted. The purchase price shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant or the par value of the Common Stock, whichever is greater. Shares may be purchased only upon full payment of the purchase price.

(b) Terms of Options. The term during which each Non-Qualified Stock Option may be exercised shall be determined by the Board, but in no event shall a Non-Qualified Stock Option be exercisable in whole or in part more than ten (10) years from the date of grant.

(c) Termination of Service. Except as provided herein, unless otherwise determined by the Board, upon the termination of the service of a Participant who is not an employee for any reason other than Disability, death or Termination for Cause, the Participant’s Non-Qualified Stock Options shall be exercisable only as to those shares which were immediately exercisable by the participant at the date of termination and only for one (1) year from the date of such termination. In the event of death or termination of service of a Participant who is not an employee as a result of Disability of the Participant, all Non-Qualified Stock Options held by the Participant, whether or not exercisable at such time, shall be exercisable by the Participant or his legal representatives, or beneficiaries of the Participant for one (1) year from the date of such termination. Upon the termination of the service of a Participant who is a common law employee of the Company for any reason other than Disability, death or Termination for Cause, the Participant’s Non-Qualified Stock Options shall be exercised only as to those shares which were immediately exercisable by the Participant at the date of termination and only for a period of three (3) months following termination. In the event of death or termination of service of a Participant who is a common law employee of the Company as a result of Disability of any such Participant, all Non-Qualified Stock Options held by such Participant, whether or not exercisable at such time, shall be exercisable by the Participant or his legal representatives or beneficiaries of the Participant for one (1) year or such longer period as is determined by the Board following the date of the Participant’s death or termination of service due to Disability, provided that in no event shall the period extend beyond the expiration of the Non-Qualified Stock Option term. Notwithstanding any other provisions set forth herein to the contrary nor any provision contained in any agreement relating to the award of an option, in the event of a Termination for Cause, all of the Participant’s Non-Qualified Stock Options shall immediately expire upon such Termination for Cause and shall not be exercisable, regardless of whether such Non-Qualified Stock Options were vested.

(d) Transferability. Except as provided for hereunder, no Option granted under the Plan shall be assignable or transferable by a Participant, and any attempted disposition thereof shall be null and void and of no effect. A Participant may transfer or assign an Option granted hereunder to an immediate family member or trust or benefit plan or similar investment vehicle established for the Participant or an immediate family member. For purposes of this provision, the term “immediate family member” means a Participant’s spouse, parents and offspring. Nothing contained herein shall be deemed to prevent transfers by will or by the applicable laws of descent and distribution.

Section 7. [Intentionally Deleted]

Section 8. Restricted Stock

8.1 Grant of Restricted Stock Awards

(a) Grants. The Board may grant Restricted Stock Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to require forfeiture of such shares from the Participant in the event that conditions specified by the Board in the applicable Restricted Stock Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Restricted Award. During the restricted period, shares constituting a Restricted Stock Award may not be transferred, although a Participant shall be entitled to exercise other indicia of ownership, including the right to vote such shares and receive any dividends declared on such shares.

(b) Terms and Conditions. Subject to Section 8.2, the Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for forfeiture.

(c) Stock Certificates. The Company may cause shares issued as part of a Restricted Stock Award to be issued in either book entry form or certificated form. Shares issued in book entry form will be maintained in an account at the Company’s transfer agent, and only released to a Participant upon satisfaction of any required restrictions. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

8.2 Distribution of Restricted Stock Awards

(a) Restricted Stock Awards shall not be distributed and the restrictions pertaining to such award shall not expire earlier than –

(1) upon the completion or satisfaction of the conditions specified by the Board in the Award;

(2) a Participant’s separation from service;

(3) the date a Participant becomes disabled (as defined in Section 8.3(b));

(4) upon the death of a Participant;

(5) a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as described in Section 10(c) or, if in conflict therewith, to the extent necessary, by the Secretary of Treasury under regulations issued under Code section 409A; or

(6) upon the occurrence of an unforeseeable emergency.

(b) A payment of a Participant’s vested interest in a Restricted Stock Award may, in the discretion of the Board, be made in the event of a Participant’s Disability, upon the occurrence of a Change-in-Control (as defined in the Grant Agreement evidencing any Award) or Unforeseeable Emergency. Payments in settlement of a Participant’s vested interest in a Restricted Stock Award shall be made as soon as practicable after such occurrence or after the Participant otherwise vests in such award. For the purposes of section 409A of the Code, the entitlement to a series of installment payments will be treated as the entitlement to a single payment.

(c) Other provisions of the Plan notwithstanding, if, upon the written application of a Participant, the Board determines that the Participant has an unforeseeable emergency (as defined in Section 8.3(b)), the Board may, in its sole discretion, direct the payment to the Participant of all or a portion of the balance of his or her vested interest in a Restricted Stock Award in a lump sum payment, provided that any such withdrawal shall be limited by the Board to the amount reasonably necessary to meet the emergency, including amounts needed to pay any income taxes or penalties reasonably anticipated to result from the payment. No payment may be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets or to the extent the liquidation of such assets would not cause severe financial hardship.

(d) The Board may not otherwise permit the acceleration of the time or schedule of any vesting of a Restricted Stock award scheduled to be paid pursuant to the Plan, unless such acceleration of the time or schedule is (i) necessary to fulfill a domestic relations order (as defined in section 414(p)(1)(B) of the Code) or to comply with a certificate of divestiture (as defined in section 1043(b)(2) of the Code), (ii) de minimis in nature (as defined in regulations promulgated under section 409A of the Code), (iii) to be used for the payment of FICA taxes on amounts deferred under the Plan, or (iv) equal to amounts included in the federal personal taxable income of the Participant under section 409A of the Code.

8.3 Definitions for Restricted Stock Awards

(a) For purposes of this Section 8, the following definitions shall apply-

(1) “Disability” shall mean (i) the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) if the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(2) “Unforeseeable emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Section 9. Extension

The Board may, in its sole discretion, extend the dates during which all or any particular Option or Options granted under the Plan may be exercised; provided, however, that no such extension shall be permitted if it would cause Non-Qualified Stock Options issued under the Plan to fail to comply with Section 409A or 422 of the Code. An election to defer the lapse of restrictions on a Restricted Stock Award shall not take effect until at least twelve (12) months after the date on which the election is made and in the event that an election to defer the lapse of restrictions is made other than in the event of death, disability or the occurrence of an unforeseeable emergency, payment of such award must be deferred for a period of not less than five (5) years from the date that restrictions would have otherwise lapsed.

Section 10. General Provisions Applicable to Options

(a) Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Board considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles.

(b) Each Award may be granted alone, in addition to or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Board at the time of grant or at any time thereafter.

(c) In the event of a consolidation, reorganization, merger or sale of all or substantially all of the assets of the Company, in each case in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of the Company, the Board will provide for any one or more of the following actions, as to outstanding Awards: (i) provide that such Awards shall be assumed, or equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to the Participants, provide that all unexercised Options will terminate immediately prior to the consummation of such transaction unless exercised (to the extent then exercisable) by the Participant within a specified period following the date of such notice, (iii) in the event of a merger under the terms of which holders of the Common Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the merger (the “Merger Price”), make or provide for a cash payment to the Participants equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to outstanding Options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding Options in exchange for the termination of such Options, or (iv) provide that all or any outstanding Awards shall become exercisable in full, or that the restrictions on such Awards shall lapse, immediately prior to such event.

(d) For purposes of the Plan, the following events shall not be deemed a termination of service of a Participant:

(i) a transfer to the employment of the Company from a subsidiary or from the Company to a subsidiary, or from one subsidiary to another, or

(ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Participant’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Board otherwise so provides in writing.

(e) The Board may at any time, and from time to time, amend, modify or terminate the Plan or any outstanding Award held by a Participant, including substituting therefore another Award of the same or a different type or changing the date of exercise or realization, provided that the Participant’s consent to each action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant, and further provided that no amendment increasing the number of shares subject to the Plan or decreasing the exercise price for any Option provided for under the Plan may be effectuated without the approval of the shareholders of the Company; provided, however, that no such amendment or modification will be effective if such amendment or modification would cause the Plan to fail to comply with the requirements of Rule 16b-3 under the Act or any successor or replacement regulation.

(f) The Board may, in its sole discretion, terminate the Plan (in whole or in part) with respect to one or more Participants and distribute to such affected Participants their vested interest in any Restricted Stock award in a lump sum as soon as reasonably practicable following such termination, but if, and only if, (i) all nonqualified defined contribution deferred compensation plans maintained by the Company and its Affiliates are terminated, (ii) no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the termination of the Plan, (iii) all payments of the vested interest in Restricted Stock awards are made within twenty-four (24) months of the termination of the Plan, and (iv) the Company acknowledges to the Participants that it will not adopt any new nonqualified defined contribution deferred compensation plans at any time within five (5) years following the date of the termination of the Plan.

Section 11. Miscellaneous

(a) No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or service on the Company’s Board. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements.

(c) Subject to the provisions of the applicable Award, no Participant shall have any rights as a shareholder (including, without limitation, any rights to receive dividends, or non-cash distributions with respect to such shares) with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof.

(d) Notwithstanding anything to the contrary expressed in this Plan, any provisions hereof that vary from or conflict with any applicable Federal or State securities laws (including any regulations promulgated thereunder) shall be deemed to be modified to conform to and comply with such laws.

(e) No member of the Board shall be liable for any action or determination taken or granted in good faith with respect to this Plan nor shall any member of the Board be liable for any agreement issued pursuant to this Plan or any grants under it. Each member of the Board shall be indemnified by the Company against any losses incurred in such administration of the Plan, unless his action constitutes serious and willful misconduct.

(f) This Plan shall become effective upon its approval by the Board.

(g) Awards may not be granted under the Plan more than ten (10) years after the effective date of this Plan, but then outstanding Awards may extend beyond such date.

(h) To the extent that State laws shall not have been preempted by any laws of the United States, the Plan shall be construed, regulated, interpreted and administered according to the other laws of the State of New Jersey.

(i) A Participant in the Plan shall have no right to receive payment (in any form) with respect to his or her restricted Stock award until legal and contractual obligations of the Company relating to establishment of the Plan and the making of such payments shall have been complied with in full. In addition, the Company shall impose such restrictions on stock delivered to a Participant hereunder and any other interest constituting a security as it may deem advisable in order to comply with the Securities Act of 1933, as amended, the requirements of any stock exchange or automated quotation system upon which the stock is then listed or quoted, any applicable state securities laws, any provision of the Company’s certificate of incorporation or bylaws, or any other law, regulation, or binding contract to which the Company is a party.

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